                                                                      EXHIBIT 13

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
FGBC BANCSHARES, INC.
FRANKLIN, GEORGIA

     We have audited the accompanying consolidated balance sheets of FGBC BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the years then ended and for the period from April 14, 2003, date of inception, to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FGBC Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended and for the period from April 14, 2003, date of inception, to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
March 17, 2006


                                                   /s/ Mauldin & Jenkins LLC

                      FGBC BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004

                                                                         2005           2004
                                                                     ------------   ------------
                              ASSETS
Cash and due from banks                                              $  3,464,489   $  3,309,061
Interest bearing deposits in banks                                         63,907             --
Federal funds sold                                                      6,116,000             --
Securities available for sale                                          39,815,484     36,808,948
Restricted equity securities                                              813,900             --
Loans                                                                 264,064,167    134,787,164
Less allowance for loan losses                                          3,193,806      1,705,435
                                                                     ------------   ------------
      Loans, net                                                      260,870,361    133,081,729
Premises and equipment                                                 13,181,114      7,957,069
Other assets                                                            2,365,191      1,199,907
                                                                     ------------   ------------
      TOTAL ASSETS                                                   $326,690,446   $182,356,714
                                                                     ============   ============

               LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                               $ 12,910,879   $  8,342,603
   Interest-bearing                                                   245,880,698    158,315,144
                                                                     ------------   ------------
      Total deposits                                                  258,791,577    166,657,747
Federal funds purchased                                                        --        297,000
Other borrowings                                                       10,000,000         26,500
Other liabilities                                                         957,201        398,333
                                                                     ------------   ------------
      TOTAL LIABILITIES                                               269,748,778    167,379,580
                                                                     ------------   ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Common stock, no par value; 7,083,333 shares authorized;
      6,737,910 and 2,159,662 issued and outstanding, respectively     60,783,189     17,433,275
   Accumulated deficit                                                 (2,938,628)    (2,073,601)
   Accumulated other comprehensive loss                                  (902,893)      (382,540)
                                                                     ------------   ------------
      TOTAL STOCKHOLDERS' EQUITY                                       56,941,668     14,977,134
                                                                     ------------   ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $326,690,446   $182,356,714
                                                                     ============   ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      FGBC BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             YEARS ENDED DECEMBER 31, 2005 AND 2004 AND PERIOD FROM APRIL 14, 2003, DATE OF INCEPTION, TO DECEMBER 31, 2003

                                                2005         2004          2003
                                            -----------   ----------   -----------
INTEREST INCOME:
   Loans, including fees                    $12,967,840   $5,802,344   $   253,575
   Taxable securities                         1,247,064      871,664        11,774
   Federal funds sold                           216,380       80,153        29,867
   Other interest income                          5,947           --            --
                                            -----------   ----------   -----------
      TOTAL INTEREST INCOME                  14,437,231    6,754,161       295,216
                                            -----------   ----------   -----------
INTEREST EXPENSE:
   Deposits                                   6,260,298    2,708,183        61,331
   Other borrowings                              32,309          571        11,902
                                            -----------   ----------   -----------
      TOTAL INTEREST EXPENSE                  6,292,607    2,708,754        73,233
                                            -----------   ----------   -----------
      NET INTEREST INCOME                     8,144,624    4,045,407       221,983
PROVISION FOR LOAN LOSSES                     1,814,746    1,277,459       459,529
                                            -----------   ----------   -----------
      NET INTEREST INCOME (EXPENSE) AFTER
         PROVISION FOR LOAN LOSSES            6,329,878    2,767,948      (237,546)
                                            -----------   ----------   -----------
OTHER INCOME:
   Service charges on deposit accounts        1,069,669      565,189        10,114
   Mortgage origination fees                    551,572      354,673        11,205
   Other operating income                        72,505       71,917            --
                                            -----------   ----------   -----------
      TOTAL OTHER INCOME                      1,693,746      991,779        21,319
                                            -----------   ----------   -----------
OTHER EXPENSES:
   Salaries and employee benefits             5,365,633    2,618,410       737,475
   Equipment and occupancy expenses           1,247,405      351,952       155,658
   Other operating expenses                   2,275,613    1,265,272       488,334
                                            -----------   ----------   -----------
      TOTAL OTHER EXPENSES                    8,888,651    4,235,634     1,381,467
                                            -----------   ----------   -----------
      LOSS BEFORE INCOME TAXES                 (865,027)    (475,907)   (1,597,694)
INCOME TAX EXPENSE                                   --           --            --
                                            -----------   ----------   -----------
      NET LOSS                              $  (865,027)  $ (475,907)  $(1,597,694)
                                            ===========   ==========   ===========
BASIC AND DILUTED LOSSES PER SHARE          $     (0.20)  $    (0.16)  $     (0.53)
                                            ===========   ==========   ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      FGBC BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             YEARS ENDED DECEMBER 31, 2005 AND 2004 AND PERIOD FROM APRIL 14, 2003, DATE OF INCEPTION, TO DECEMBER 31, 2003

                                                     2005         2004         2003
                                                 -----------   ---------   -----------
NET LOSS                                         $  (865,027)  $(475,907)  $(1,597,694)
OTHER COMPREHENSIVE LOSS:
   Net unrealized holding losses on securities
      available for sale arising during period      (520,353)   (381,901)         (639)
                                                 -----------   ---------   -----------
COMPREHENSIVE LOSS                               $(1,385,380)  $(857,808)  $(1,598,333)
                                                 ===========   =========   ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      FGBC BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             YEARS ENDED DECEMBER 31, 2005 AND 2004 AND PERIOD FROM APRIL 14, 2003, DATE OF INCEPTION, TO DECEMBER 31, 2003


                                      COMMON STOCK                       ACCUMULATED
                                -----------------------                     OTHER           TOTAL
                                             AT AMOUNT    ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                  SHARES      PAID IN       DEFICIT          LOSS           EQUITY
                                ---------   -----------   -----------   -------------   -------------
BALANCE, APRIL 14, 2003                --   $        --   $        --     $      --      $        --
(DATE OF INCEPTION)
   Net loss                            --            --    (1,597,694)           --       (1,597,694)
   Issuance of common stock     1,700,000    17,000,000            --            --       17,000,000
   Other comprehensive loss            --            --            --          (639)            (639)
                                ---------   -----------   -----------     ---------      -----------
BALANCE, DECEMBER 31, 2003      1,700,000    17,000,000    (1,597,694)         (639)      15,401,667
   Net loss                            --            --      (475,907)           --         (475,907)
   5 for 4 stock split            425,000            --            --            --               --
   Purchase of fractional
      shares                           (9)         (113)           --            --             (113)
   Issuance of common stock        34,671       433,388            --            --          433,388
   Other comprehensive loss            --            --            --      (381,901)        (381,901)
                                ---------   -----------   -----------     ---------      -----------
BALANCE, DECEMBER 31, 2004      2,159,662    17,433,275    (2,073,601)     (382,540)      14,977,134
   Net loss                            --            --      (865,027)           --         (865,027)
   Stock compensation expense          --       106,138            --            --          106,138
   4.25 for 3 stock split       1,118,746            --            --            --               --
   Purchase of fractional
      shares                         (253)       (3,173)           --            --           (3,173)
   Issuance of common stock     3,459,755    43,246,949            --            --       43,246,949
   Other comprehensive loss            --            --            --      (520,353)        (520,353)
                                ---------   -----------   -----------     ---------      -----------
BALANCE, DECEMBER 31, 2005      6,737,910   $60,783,189   $(2,938,628)    $(902,893)     $56,941,668
                                =========   ===========   ===========     =========      ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      FGBC BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 2005 AND 2004 AND PERIOD
          FROM APRIL 14, 2003, DATE OF INCEPTION, TO DECEMBER 31, 2003

                                                          2005            2004           2003
                                                     -------------   -------------   ------------
OPERATING ACTIVITIES
   Net loss                                          $    (865,027)  $    (475,907)  $ (1,597,694)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
      Stock compensation expense                           106,138              --             --
      Depreciation                                         484,550         164,484         20,984
      Provision for loan losses                          1,814,746       1,277,459        459,529
      Amortization and accretion of securities             121,829         126,026         (3,239)
      Deferred taxes                                       (14,103)             --             --
      Gain on sale of premises and equipment                (4,757)             --             --
      Contribution of premises and equipment               171,839              --             --
      Increase in interest receivable                     (873,458)       (795,545)      (166,670)
      Increase in interest payable                         175,638         251,444         32,282
      Net other operating activities                       111,507         (25,956)       (97,129)
                                                     -------------   -------------   ------------
         Net cash provided by (used in) operating
            activities                                   1,228,902         522,005     (1,351,937)
                                                     -------------   -------------   ------------
INVESTING ACTIVITIES
   Increase in interest bearing deposits in
      financial institutions                               (63,907)             --             --
   Purchases of securities available for sale          (10,464,141)    (42,476,060)   (23,034,221)
   Proceeds from maturities of securities
      available for sale                                 6,815,423      19,196,006      9,000,000
   Purchases of restricted equity securities              (813,900)             --             --
   Net (increase) decrease in federal funds sold        (6,116,000)     10,633,000    (10,633,000)
   Net increase in loans                              (129,058,807)    (99,337,233)   (35,481,484)
   Purchase of premises and equipment                   (5,889,357)     (6,416,677)    (1,725,860)
   Proceeds from sale of premises and equipment             13,680              --             --
   Proceeds from sale of other real estate owned            32,000              --             --
                                                     -------------   -------------   ------------
         Net cash used in investing activities        (145,545,009)   (118,400,964)   (61,874,565)
                                                     -------------   -------------   ------------

FINANCING ACTIVITIES
   Net increase in deposits                             91,551,259     119,042,453     47,615,294
   Net increase (decrease) in federal funds
      purchased                                           (297,000)        297,000             --
   Net increase in other borrowings                      9,973,500          26,500     16,841,000
   Proceeds from sale of common stock                   43,246,949         592,388             --
   Purchase of fractional shares of common stock            (3,173)           (113)            --
                                                     -------------   -------------   ------------
         Net cash provided by financing activities     144,471,535     119,958,228     64,456,294
                                                     -------------   -------------   ------------
Net increase in cash and due from banks                    155,428       2,079,269      1,229,792
Cash and due from banks at beginning of
   year/period                                           3,309,061       1,229,792             --
                                                     -------------   -------------   ------------
Cash and due from banks at end of year               $   3,464,489   $   3,309,061   $  1,229,792
                                                     =============   =============   ============
SUPPLEMENTAL DISCLOSURES
   Cash paid for:
      Interest                                       $   6,116,969   $   2,457,310   $     40,951
      Income taxes                                   $          --   $          --   $         --
      Loans transferred to other real estate owned   $      38,000   $          --   $         --

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      FGBC BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     FGBC Bancshares, Inc. (the "Company") is a bank holding company formed in 2004 whose principal activity is the ownership and management of its wholly-owned subsidiary, First Georgia Banking Company (the "Bank"). The Bank is a commercial bank with locations in Franklin (Heard County), Carrollton (Carroll County), Bremen (Haralson County), Columbus (Muscogee County), Dalton (Whitfield County), and Cornelia (Habersham County), Georgia. The Company is in process of establishing branches in Homer (Banks County) and Jefferson (Jackson County), Georgia. The Company provides a full range of banking services in its primary market areas of these and surrounding counties. The Bank commenced banking operations on November 3, 2003.

     On March 10, 2005, pursuant to an Agreement and Plan of Shares Exchange approved by the Bank's shareholders, the Company acquired each share of the Bank's common stock in exchange for one share of the Company's stock.

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

     In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

     CASH, DUE FROM BANKS AND CASH FLOWS

     For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds sold/purchased, deposits, and other borrowings are reported net.

     The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $80,000 and $1,628,000 at December 31, 2005 and 2004, respectively.

     SECURITIES

     Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Restricted equity securities without a readily determinable fair value are reported at cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     SECURITIES (CONTINUED)

     The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     LOANS

     Loans are reported at their outstanding principal balances less deferred fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ALLOWANCE FOR LOAN LOSSES (CONTINUED)

     The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on a periodic evaluation of the collectibility of existing loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     PREMISES AND EQUIPMENT

     Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets.

     Land improvements   10-15 years
     Buildings           30-40 years
     Equipment           3-10 years

     OTHER REAL ESTATE OWNED

     Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2005 and 2004 was $6,000 and $ - , respectively.

     INCOME TAXES

     Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     LOSSES PER SHARE

     Basic losses per share are computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the year. Diluted losses per share are computed by dividing net loss by the sum of the weighted-average number of shares outstanding and dilutive potential common shares. Potential common shares consist of stock options and are determined using the treasury stock method.

     STOCK-BASED COMPENSATION

     At December 31, 2005, the Company has a stock-based employee compensation plan, which is described more fully in Note 7. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost related to the granting of options is reflected in net loss, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant. The Company recognized stock compensation expense in 2005 in the amount of $106,138 related to the acceleration of the vesting of options for an employee no longer with the Company. The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                               YEARS/PERIOD ENDED DECEMBER 31,
                                            -------------------------------------
                                                2005         2004         2003
                                            -----------   ---------   -----------
Net loss, as reported                       $  (865,027)  $(475,907)  $(1,597,694)
Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards       297,556     254,920            --
                                            -----------   ---------   -----------
Pro forma net loss                          $(1,162,583)  $(730,827)  $(1,597,694)
                                            ===========   =========   ===========
Losses per share:
   Basic - as reported                      $      (.20)  $   (0.16)  $     (0.53)
                                            ===========   =========   ===========
   Basic - pro forma                        $      (.27)  $   (0.24)  $     (0.53)
                                            ===========   =========   ===========
   Diluted - as reported                    $      (.20)  $   (0.16)  $     (0.53)
                                            ===========   =========   ===========
   Diluted - pro forma                      $      (.27)  $   (0.24)  $     (0.53)
                                            ===========   =========   ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     RECENT ACCOUNTING STANDARDS

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. A nonpublic entity will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. Specifically, if it is not possible to reasonably estimate the fair value of equity share options and similar instruments because it is not practicable to estimate the expected volatility of the entity's share price, a nonpublic entity is required to measure its awards of equity share options and similar instruments based on a value calculated using the historical volatility of an appropriate industry sector index instead of the expected volatility of its share price. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). This Statement is effective for nonpublic entities, including those that became public entities after June 15, 2005, as of the beginning of the first annual reporting period that begins after December 15, 2005. This statement applies to all awards granted, modified, repurchased, or cancelled after the effective date.

     COMPREHENSIVE LOSS

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss.

NOTE 2. SECURITIES AVAILABLE FOR SALE

     The amortized cost and fair value of securities available with gross unrealized gains and losses for sale are summarized as follows:

                                              GROSS        GROSS
                              AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                 COST         GAINS       LOSSES        VALUE
                             -----------   ----------   ----------   -----------
December 31, 2005:
U.S. Government and agency
   securities                $29,803,747       $--      $(489,291)   $29,314,456
Mortgage-backed securities    10,914,630        --       (413,602)    10,501,028
                             -----------       ---      ---------    -----------
                             $40,718,377       $--      $(902,893)   $39,815,484
                             ===========       ===      =========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              GROSS        GROSS
                              AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                 COST         GAINS       LOSSES        VALUE
                             -----------   ----------   ----------   -----------
December 31, 2004:
U.S. Government and agency
    securities               $27,945,941     $1,739     $(215,285)   $27,732,395
Mortgage-backed securities     9,245,547         --      (168,994)     9,076,553
                             -----------     ------     ----------   -----------
                             $37,191,488     $1,739     $(384,279)   $36,808,948
                             ===========     ======     ==========   ===========

     Securities with a carrying value of $24,413,264 and $20,911,869 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2005, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2005 table above, 38 of 39 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security.

     The following tables show the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

                                                           DECEMBER 31, 2005
                             -----------------------------------------------------------------------------
                               LESS THAN 12 MONTHS         12 MONTHS OR MORE                TOTAL
                             -----------------------   ------------------------   ------------------------
                                FAIR      UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
DESCRIPTION OF SECURITIES       VALUE       LOSSES        VALUE        LOSSES        VALUE        LOSSES
-------------------------    ----------   ----------   -----------   ----------   -----------   ----------
U.S. Government agencies     $6,874,149   $ (91,176)   $22,440,307   $(398,115)   $29,314,456   $(489,291)
Mortgage-backed securities    1,651,833     (52,474)     7,849,195    (361,128)     9,501,028    (413,602)
                             ----------   ---------    -----------   ---------    -----------   ---------
Total temporarily impaired
   securities                $8,525,982   $(143,650)   $30,289,502   $(759,243)   $38,815,484   $(902,893)
                             ==========   =========    ===========   =========    ===========   =========

                                                         DECEMBER 31, 2004
                             ------------------------------------------------------------------------
                                LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                             ------------------------   ------------------   ------------------------
                                 FAIR      UNREALIZED    FAIR   UNREALIZED       FAIR      UNREALIZED
DESCRIPTION OF SECURITIES       VALUE        LOSSES     VALUE     LOSSES        VALUE        LOSSES
-------------------------    -----------   ----------   -----  -----------   -----------   ----------
U.S. Government agencies     $26,214,269   $(215,285)    $--        $--      $26,214,269   $(215,285)
Mortgage-backed securities     9,076,553    (168,994)     --         --        9,076,553    (168,994)
                             -----------   ---------     ---        ---      -----------   ---------
Total temporarily impaired
   securities                $35,290,822   $(384,279)    $--        $--      $35,290,822   $(384,279)
                             ===========   =========     ===        ===      ===========   =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Actual maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                              AMORTIZED        FAIR
                                 COST         VALUE
                             -----------   -----------
Due in less than one year    $14,260,339   $14,056,820
Due from one to five years    13,472,765    13,208,112
Due from five to ten years     2,070,643     2,049,524
Mortgage-backed securities    10,914,630    10,501,028
                             -----------   -----------
                             $40,718,377   $39,815,484
                             ===========   ===========

     The Company had no sales of securities during 2005, 2004, or 2003.

NOTE 3. LOANS

     The composition of loans is summarized as follows:

                                       DECEMBER 31,
                               ---------------------------
                                   2005           2004
                               ------------   ------------
Commercial and agricultural    $126,444,000   $ 56,266,000
Real estate - construction       43,020,000     20,170,000
Real estate - other              69,784,000     39,332,000
Consumer                         24,996,909     19,082,892
                               ------------   ------------
                                264,244,909    134,850,892
Deferred loan fees and costs       (180,742)       (63,728)
Allowance for loan losses        (3,193,806)    (1,705,435)
                               ------------   ------------
Loans, net                     $260,870,361   $133,081,729
                               ============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Changes in the allowance for loan losses are as follows:

                                                   YEARS/PERIOD ENDED DECEMBER 31,
                                                ------------------------------------
                                                    2005          2004        2003
                                                -----------   -----------   --------
BALANCE, BEGINNING OF YEAR                      $1,705,435    $  459,529    $     --
   Provision for loan losses                     1,814,746     1,277,459     459,529
   Loans charged off                              (353,052)      (38,250)         --
   Recoveries of loans previously charged off       26,677         6,697          --
                                                ----------    ----------    --------
BALANCE, END OF YEAR                            $3,193,806    $1,705,435    $459,529
                                                ==========    ==========    ========

     The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $252,446 and $99,543 at December 31, 2005 and 2004, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 144, Accounting by Creditors for Impairment of a Loan, at December 31, 2005 and 2004. The average recorded investment in impaired loans for 2005, 2004, and 2003 was $150,163, $24,886, and $0, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years/period ended December 31, 2005, 2004, and 2003. There were no loans past due ninety days or more and still accruing interest at December 31, 2005 and 2004.

     In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of period    $ 3,957,641
   Advances                       8,640,556
   Repayments                    (2,848,733)
   Changes in related parties      (461,028)
                                -----------
Balance, end of year            $ 9,288,436
                                ===========

NOTE 4. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                              DECEMBER 31,
                                                       -------------------------
                                                           2005          2004
                                                       -----------   -----------
Land and land improvements                             $ 4,909,823   $1,453,623
Buildings                                                5,359,707    3,262,138
Construction and equipment installation in progress,
   estimated cost to complete $1,190,000                 1,635,385    2,154,730
Equipment                                                1,878,377    1,272,046
                                                       -----------   ----------
                                                        13,783,292    8,142,537
Accumulated depreciation                                  (602,178)    (185,468)
                                                       -----------   ----------
                                                       $13,181,114   $7,957,069
                                                       ===========   ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company has entered into one-year operating lease agreements for modular facilities at each of its new branches at a total anticipated cost in 2006 of $139,000. Total rental expense incurred for the years/period ended December 31, 2005, 2004, and 2003 was $131,711, $98,160, and $72,595,
     respectively.

NOTE 5. DEPOSITS

     The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $74,841,380 and $44,711,816,
     respectively. Total brokered time deposits at December 31, 2005 and 2004 were $21,185,664 and $15,318,147, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

     2006   $ 98,554,114
     2007     31,463,896
     2008      8,191,597
     2009      7,529,753
     2010      7,900,905
            ------------
            $153,640,265
            ============

     Overdraft demand deposits reclassified to loans totaled $185,214 and $89,492 at December 31, 2005 and 2004, respectively.

     The Company had deposits from one public depositor in the amount of $7,592,895 and $11,655,580 at December 31, 2005 and 2004, respectively.

NOTE 6. OTHER BORROWINGS

     Other borrowings consist of the following:

                                                           DECEMBER 31,
                                                      ---------------------
                                                          2005        2004
                                                      -----------   -------
Adjustable rate advance from Federal Home Loan Bank
   (4.37% at December 31, 2005) due March 22, 2006    $ 5,000,000   $    --
Adjustable rate advance from Federal Home Loan Bank
   (4.38% at December 31, 2005) due April 27, 2006      5,000,000        --
Line of credit from commercial bank repaid in 2005             --    26,500
                                                      -----------   -------
                                                      $10,000,000   $26,500
                                                      ===========   =======

     The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $27,004,000 and Federal Home Loan Bank stock of $813,900.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCK-BASED COMPENSATION

     STOCK OPTIONS

     The Company has adopted a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 1,027,084 options to purchase common shares of the Company.

     Other pertinent information related to the options is as follows:

                                                                 YEARS/PERIOD ENDED DECEMBER 31,
                                                ----------------------------------------------------------------
                                                        2005                  2004                  2003
                                                -------------------   -------------------   --------------------
                                                          WEIGHTED-             Weighted-              Weighted-
                                                           AVERAGE               Average                Average
                                                           EXERCISE              Exercise               Exercise
                                                 NUMBER     PRICE      Number     Price      Number      Price
                                                -------   ---------   -------   ---------   --------   ---------
Options outstanding, beginning of year/period   479,010     $ 5.65    462,187     $5.65           --     $  --
   Granted                                      379,833      12.26     18,594      5.85      463,958      5.65
   Forfeited                                    (19,037)      5.65     (1,771)     5.65       (1,771)     5.65
                                                -------               -------               --------
Options outstanding, end of year                839,806       8.64    479,010      5.65      462,187      5.65
                                                =======               =======               ========
Exercisable, end of year                        269,303       5.70    124,691      5.65           --        --
                                                =======               =======               ========
Weighted-average fair value of options
   granted during the year/period                             4.39                 2.10                   2.05

                              OPTIONS OUTSTANDING
                  ------------------------------------------     OPTIONS EXERCISABLE
                                 WEIGHTED-                     -----------------------
                                  AVERAGE                                    WEIGHTED-
                                 REMAINING       WEIGHTED-                    AVERAGE
    RANGE OF         NUMBER     CONTRACTUAL       AVERAGE         NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING       LIFE      EXERCISE PRICE   EXERCISABLE     PRICE
---------------   -----------   -----------   --------------   -----------   ---------
$5.65 - $7.06       459,973      7.28 years       $ 5.66         269,903       $5.70
$8.82 - $12.50      379,833     10.00 years        12.26              --          --
                    -------                                      -------
                    839,806      8.51 years         8.64         269,903        5.70
                    =======                                      =======

     The fair value of each option grant is estimated on the date of grant using a minimum value option-pricing model with the following weighted-average assumptions:

                          YEARS/PERIOD ENDED DECEMBER 31,
                          -------------------------------
                             2005       2004       2003
                           --------   --------   --------
Dividend yield                    0%         0%         0%
Expected life              10 YEARS   10 years   10 years
Risk-free interest rate        4.49%      4.52%      4.55%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. KEY PERSON STOCK PURCHASE PLAN

     In 2005, the Company established a key person stock purchase plan whereby the Board of Directors may identify key persons entitled to purchase shares of common stock at fair market value. Shares issued pursuant to this plan may be issued out of either (a) treasury shares of common stock, or (b) authorized but unissued shares of common stock which are not otherwise reserved for other purposes. During any consecutive 12-month period, the aggregate sales price or amount of shares of common stock sold pursuant to this plan may not exceed the greatest of (i) $1 million; (ii) 15% of the Company's total assets (measured at the Company's most recent balance sheet date); or (iii) 15% of the outstanding amount of the Company's common stock (measured at the Company's most recent balance sheet date); provided, however, that in no event shall the aggregate sales price of the shares of common stock sold during any consecutive 12-month period pursuant to this plan exceed $5 million. As of December 31, 2005, 77,662 shares of common stock have been purchased under the plan.

NOTE 9. INCOME TAXES

     The components of income tax expense are as follows:

                                 YEARS/PERIOD ENDED DECEMBER 31,
                                ---------------------------------
                                   2005        2004        2003
                                ---------   ---------   ---------
Current                         $ 321,684   $  43,352   $(361,039)
Deferred                         (677,986)   (228,940)   (241,367)
Change in valuation allowance     356,302     185,588     602,406
                                ---------   ---------   ---------
   Income tax expense           $      --   $      --   $      --
                                =========   =========   =========

     The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                           YEARS/PERIOD ENDED DECEMBER 31,
                                                          ---------------------------------
                                                             2005        2004        2003
                                                          ---------   ---------   ---------
Tax provision at statutory federal rate                   $(294,109)  $(161,808)  $(543,216)
   State income taxes                                       (39,198)    (29,484)    (60,247)
   Change in valuation allowance                            356,302     185,588     602,406
   Nondeductible expenses                                    19,622       5,704       1,057
   Fair value of property contributed in excess of cost     (30,867)         --          --
   Surtax exemption                                         (11,750)         --          --
                                                          ---------   ---------   ---------
Income tax expense                                        $      --   $      --   $      --
                                                          =========   =========   =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The components of deferred income taxes are as follows:

                                         DECEMBER 31,
                                   -----------------------
                                      2005         2004
                                   ----------   ----------
Deferred tax assets:
   Loan loss reserves              $  978,332   $  449,273
   Preopening expenses                154,694      206,749
   Deferred loan fees                  68,204       24,048
   Stock compensation                  40,052           --
   Securities available for sale      343,099      145,365
   Contributions                      107,841        5,873
   Net operating loss                      --      307,581
                                   ----------   ----------
                                    1,692,222    1,138,889
                                   ----------   ----------
Deferred tax liabilities:
   Depreciation                       190,725      205,531
                                   ----------   ----------
Valuation allowance                 1,487,394      933,358
                                   ----------   ----------
Net deferred taxes                 $   14,103   $       --
                                   ==========   ==========

NOTE 10. LOSSES PER SHARE

     Presented below is a summary of the components used to calculate basic and diluted losses per common share:

                                                      YEARS/PERIOD ENDED DECEMBER 31,
                                                   -------------------------------------
                                                      2005         2004          2003
                                                   ----------   ----------   -----------
Basic Losses Per Share:
   Weighted average common shares outstanding       4,257,534    3,011,090     3,010,417
                                                   ==========   ==========   ===========
   Net loss                                        $ (865,027)  $ (475,907)  $(1,597,694)
                                                   ==========   ==========   ===========
   Basic losses per share                          $    (0.20)  $    (0.16)  $     (0.53)
                                                   ==========   ==========   ===========
Dilted Losses Per Share:
   Weighted average common shares outstanding       4,257,534    3,011,090     3,010,417
   Net effect of the assumed exercise of stock
      Options based on the treasury stock method
         using average market prices for the
         year                                              --           --            --
                                                   ----------   ----------   -----------
   Total weighted average common shares and
      common stock equivalents outstanding          4,257,534    3,011,090     3,010,417
                                                   ==========   ==========   ===========
   Net loss                                        $ (865,027)  $ (475,907)  $(1,597,694)
                                                   ==========   ==========   ===========
   Diluted losses per share                        $    (0.20)  $    (0.16)  $     (0.53)
                                                   ==========   ==========   ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES

     LOAN COMMITMENTS

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

     The Company's exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                             DECEMBER 31,
                                      --------------------------
                                          2005          2004
                                      -----------   -----------
Commitments to extend credit          $63,516,583   $10,034,000
Financial standby letters of credit       206,900       133,000
                                      -----------   -----------
                                      $63,723,483   $10,167,000
                                      ===========   ===========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

     At December 31, 2005, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the year ended December 31, 2005 and 2004.

     The Company guaranteed the debt of certain customers' liabilities at another financial institution totaling $166,690 and $363,275 at December 31, 2005 and 2004, respectively. These guarantees represent the outstanding credit card balances of those customers transferred to another financial institution. The Company has not been required to perform on any of these guarantees for the years ended December 31, 2005 and 2004.

     CONTINGENCIES

     In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     EMPLOYEE AGREEMENTS

     The Company has entered into employment agreements with certain of its officers with initial terms of five years that require annual salaries of $1,193,000. The agreements are automatically extended for an additional year on the initial termination date and each anniversary thereafter. The officers are entitled to receive annual salary increases and are eligible for incentives and performance bonuses as may be determined by the Company's Board of Directors.

NOTE 12. CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential and consumer loans to customers in Heard, Carroll, Haralson, Muscogee, Whitfield, Banks, Jackson, Habersham, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

     The Company's loan portfolio is concentrated in commercial loans (48%) and loans secured by real estate (43%), of which a substantial portion is secured by commercial assets and real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $14,370,000.

NOTE 13. REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, no amounts were available for dividend declaration without regulatory approval.

     The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets, as defined. Management believes, as of December 31, 2005, the Company and Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective action provisions are not applicable to bank holding companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                                   TO BE WELL
                                                                FOR CAPITAL        CAPITALIZED
                                                                  ADEQUACY           PROMPT
                                                 ACTUAL           PURPOSES      ACTION PROVISIONS
                                            ---------------   ---------------   -----------------
                                             AMOUNT   RATIO    AMOUNT   RATIO     AMOUNT   RATIO
                                            -------   -----   -------   -----    -------   -----
                                                            (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2005:
   TOTAL CAPITAL TO RISK WEIGHTED
      CONSOLIDATED                          $61,039   21.47%  $22,745     8%     $   N/A    N/A
      BANK                                  $60,675   20.78%  $23,361     8%     $29,202     10%
   TIER 1 CAPITAL TO RISK WEIGHTED
      CONSOLIDATED                          $57,845   20.35%  $11,373     4%     $   N/A    N/A
      BANK                                  $57,481   19.68%  $11,681     4%     $17,521      6%
   TIER 1 CAPITAL TO AVERAGE ASSETS
      CONSOLIDATED                          $57,845   19.46%  $11,887     4%     $   N/A    N/A
      BANK                                  $57,841   19.34%  $11,887     4%     $14,859      5%
As of December 31, 2004 (Bank only):
   Total Capital to Risk Weighted Assets    $17,091   12.12%  $11,284     8%     $14,104     10%
   Tier 1 Capital to Risk Weighted Assets   $15,386   10.91%  $ 5,642     4%     $ 8,463      6%
   Tier 1 Capital to Average Assets         $15,386    8.86%  $ 6,945     4%     $ 8,682      5%

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

     The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

          CASH, DUE FROM BANKS, INTEREST BEARING DEPOSITS IN BANKS, AND FEDERAL FUNDS SOLD: The carrying amounts of cash, due from banks, interest bearing deposits in banks, and federal funds sold approximate fair values.

          SECURITIES: Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOANS: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

          DEPOSITS: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

          FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS: The carrying amount of federal funds purchased and adjustable rate borrowings approximate fair value.

          ACCRUED INTEREST: The carrying amount of accrued interest approximates fair value.

          OFF-BALANCE SHEET INSTRUMENTS: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

          The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                                         DECEMBER 31,
                                    -----------------------------------------------------
                                               2005                        2004
                                    -------------------------   -------------------------
                                      CARRYING        FAIR        Carrying        Fair
                                       AMOUNT        VALUE         Amount        Value
                                    -----------   -----------   -----------   -----------
Financial assets:
   Cash, due from banks, interest
      bearing deposits in banks,
      and federal funds sold        $ 9,644,396   $ 9,644,396   $ 3,309,061   $ 3,309,061
   Securities available for sale     39,815,484    39,815,484    36,808,948    36,808,948
   Restricted equity securities         813,900       813,900            --            --
   Loans                             260,870,36    260,377,80    133,081,72    133,872,70
   Accrued interest receivable        1,835,673     1,835,673       962,215       962,215
Financial liabilities:
   Deposits                          258,791,57    258,210,20    166,657,74    167,993,54
   Federal funds purchased                   --            --       297,000       297,000
   Other borrowings                  10,000,000    10,000,000        26,500        26,500
   Accrued interest payable             459,363       459,363       283,725       283,725

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL FINANCIAL DATA

     Components of other operating expenses in excess of 1% of revenue are as follows:

                        YEARS/PERIOD ENDED DECEMBER 31,
                        -------------------------------
                           2005       2004       2003
                         --------   --------   -------
Data processing          $556,567   $354,039   $70,857
Advertising               102,804     96,988    15,840
Supplies and printing     148,947     98,173    59,591
Contributions             185,255     13,861     1,703

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets, statements of operations, and cash flows of FGBC Bancshares, Inc. as of and for the years ended December 31, 2005 and 2004:

                            CONDENSED BALANCE SHEETS

                                                    2005        2004
                                                -----------   --------
ASSETS
   Cash                                         $ 8,084,921   $    266
   Investment in subsidiary                      56,577,747         --
                                                -----------   --------
      TOTAL ASSETS                              $64,662,668   $    266
                                                ===========   ========
LIABILITIES
   Line of credit                                        --     26,500
   Due to subsidiary                              7,700,000         --
   Other liabilities                                 21,000        549
                                                -----------   --------
      TOTAL LIABILITIES                           7,721,000     27,049
STOCKHOLDERS' EQUITY (DEFICIT)                   56,941,668    (26,783)
                                                -----------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)   $64,662,668   $    266
                                                ===========   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF OPERATIONS

                                                     2005        2004
                                                 -----------   --------
EXPENSES:
   Interest                                      $     1,539   $    549
   Stock compensation                                106,138         --
   Other operating expenses                           84,921     26,234
                                                 -----------   --------
                                                     192,598     26,783
                                                 -----------   --------
      LOSS BEFORE EQUITY IN LOSS OF SUBSIDIARY      (192,598)   (26,783)
   EQUITY IN LOSS OF SUBSIDIARY                   (1,125,445)        --
                                                 -----------   --------
      NET LOSS                                   $(1,318,043)  $(26,783)
                                                 ===========   ========

     Earnings (losses) of the Bank prior to the acquisition by the Company amounted to $453,016 and $(449,124) for 2005 and 2004, respectively, and are included in the consolidated statement of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         2005         2004
                                                     ------------   --------
OPERATING ACTIVITIES
   Net loss                                          $ (1,318,043)  $(26,783)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Equity in loss of subsidiary                      1,125,445         --
      Stock compensation                                  106,138
      Net other operating activities                       20,451        549
                                                     ------------   --------
         NET CASH USED IN OPERATING ACTIVITIES            (66,009)   (26,234)
                                                     ------------   --------
INVESTING ACTIVITIES
   Investment in subsidiary                           (28,500,000)        --
                                                     ------------   --------
         NET CASH USED IN INVESTING ACTIVITIES        (28,500,000)        --
                                                     ------------   --------
FINANCING ACTIVITIES
   Proceeds from sale of common stock                  36,680,337         --
   Purchase of fractional shares of common stock           (3,173)        --
   Proceeds from (repayment of) other borrowings          (26,500)    26,500
                                                     ------------   --------
         NET CASH PROVIDED BY FINANCING ACTIVITIES     36,650,664     26,500
                                                     ------------   --------
Net increase in cash                                    8,084,655        266
Cash at beginning of year                                     266         --
                                                     ------------   --------
Cash at end of year                                  $  8,084,921   $    266
                                                     ============   ========

NOTE 17. COMMON STOCK SPLIT

     On June 16, 2005, the Company's Board of Directors declared a 4.25-for-3 common stock split. All per share and stock option information has been restated to reflect the effects of the split.

NOTE 18. COMMON STOCK OFFERING

     The Company is currently offering to sell up to 3,200,000 shares of its common stock in a private placement offering at a price of $12.50 per share. As of December 31, 2005, 2,856,764 shares had been sold in the offering.